Exhibit 10.10

impact

IR

responsible Investor relations

CORPORATE COMMUNICATION CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement"), effective as of June 10th, 2020 is entered into by and between, Kisses from Italy Inc., a Florida Corporation, with principal offices at 80 SW 8th Street, Suite 2000, Miami, FL 33130, (herein referred to as the "Company") and Impact IR Inc., a Nevada Corporation with principal address at 54 West 40th Street, New York, NY 10018 (herein referred to as the "Consultant"). Company and Consultant may also be referred to each herein as a "Party," or collectively as the "Parties."

WHEREAS, the Company seeks to engage the services of Consultant to assist the Company in its efforts to gain greater recognition and awareness among investors in the public capital markets and the Consultant will seek to assist the Company in its efforts to better develop investor recognition and awareness in the public capital markets.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1)	Commencement and Term of Consulting Services from Consultant. The Company hereby agrees to retain the Consultant to act in a consulting capacity to the Company, and Consultant hereby agrees to provide certain consulting services to the Company as described in Section 2 of this Agreement for a period of twelve (12) months from the date at which a copy of this Agreement is executed and delivered to Consultant with the Fees (defined in Section 3 of this Agreement) (the "Term").

2)	Duties of Consultant. Consultant agrees that it shall provide the following specified consulting services on a best efforts basis:

a)	Assist the Company in packaging its investment story, by analyzing strengths and weaknesses, as well as providing general strategy for its corporate communications.
b)	Review the Company's marketing materials and provide comments in order to make them effective for distribution to existing and potential investors.
c)	Present the Company's investment story to Consultant's network of market participants, including analysts, brokers, portfolio managers, and investors that will receive news releases, notification of conference calls and mailings of or emails containing Company's relevant corporate updates;
d)	Through the term of the Contract, communicate with the Consultant's network relevant information about the ongoing development of the Company's activities.
e)	At the Company's request, review business plans, corporate strategies and proposed financing transactions for the purpose of advising the Company of the public relations implications thereof.

1)       At the Company's request, edit press releases on behalf of the Company.

3)	Consulting Fees. In consideration for the consulting services rendered to the Company as described in Section 2 of this Agreement, the Company hereby agrees to pay Consultant the following consulting fees (the "Fees"):

Equity Fee. A service fee equal to Two Million and Four Hundred Thousand (2,400,000) shares of the Company's restricted common stock issued at the time of the execution of this agreement.

Consulting Agreement I Impact IR Inc. 154 West 40th Street, New York, NY 10018

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Holding Period: All equity compensation received pursuant to this agreement shall be held for a minimum of twelve (12) months from the date of the signing of this agreement.

The stock certificate(s) and or warrants should be in the name "Impact IR Inc." and issued within 5 working days of agreement. Each Certificate shall bear a restricted securities legend in accordance with the Securities Act of 1933.

The Shares issued upon execution constitute a commencement incentive and consideration now earned, due and owing to Consultant for entering into this Agreement and allocating its resources to Company's account for the Initial Term. Company acknowledges that Consultant must forego other opportunities to enter into this Agreement. As such, the Shares are irrevocably earned as of the Effective Date, and any calculation of the statutory holding period for removal of restrictive legend under Rule 144 promulgated under the Securities Act of 1933, shall be measured from the Effective Date.

The Company agrees to deliver a true and accurate photocopy of the Board of Directors' resolution(s) duly adopted by the Company's Board of Directors authorizing and approving this Agreement, and the issuance of the Shares in accordance with this Agreement.

Company agrees that it shall take no action to cause the Shares to become canceled, voided or revoked, or the issuance thereof to be voided or terminated.

4)	Allocation of Time. The Consultant hereby agrees to use its best efforts to perform and discharge faithfully the responsibilities which may be assigned to the Consultant from time to time by the officers and duly authorized representatives of the Company in connection with the conduct of the Company's financial, public relations and communications activities, subject to compliance with applicable state and federal securities laws and regulations.

The services to be provided by Consultant shall not be measured by the number of hours devoted by Consultant's staff on a per day basis and Consultant and the Company agree that Consultant shall perform the duties set forth in Section 2 of this Agreement in a diligent and professional manner. The Parties acknowledge and agree that a disproportionately large amount of the effort to be expended and the costs to be incurred by the Consultant and the benefits to be received by the Company are expected to occur within or shortly after the first three (3) months from the commencement of the Term of this Agreement. It is expressly understood that Consultant's performance of its duties hereunder will in no way be measured by the price of the Company's common stock, nor the trading volume of the Company's common stock.

The Parties acknowledge and agree that the services to be performed under this Agreement are to be performed by Consultant and not by any individual staff member of Consultant. At all times hereunder, the death, disability, or incapacity of any member of Consultant's staff shall not be deemed a breach of this Agreement.

5)	Obligation for Expenses. Consultant agrees to pay for all of its routine business expenses, such as phone, mailing, labor, etc. In the event of the need for expenditures on extraordinary items, such as travel required by/or specifically requested by the Company, luncheons or dinners to large groups of investment professionals, print advertisements in publications, etc., the Consultant will discuss those with the Company and gain its prior approval to incur those expenses on behalf of the Company, and have it billed directly to the Company

Consulting Agreement I Impact IR Inc. 154 West 40th Street, New York, NY 10018

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6)	Representations of Each of the Parties. The Company represents that: (1) it has the requisite authority and power to enter into this Agreement; (2) this Agreement and the obligations recited hereunder have been approved by the Company's Board of Directors. In addition, the Company represents that Company, and not Consultant, is responsible to perform any and all due diligence on such lender, equity purchaser or acquisition candidate introduced to it by Consultant under this Agreement, prior to Company receiving funds or closing on any acquisition. However, Consultant shall undertake its best efforts to avoid the introduction of any third-party which is known to Consultant to have had a prior reputation or history of questionable, unethical, or illicit activities.

7)	Assignment of Agreement & Assignment of Rights and Obligations. Consultant's services under this contract are offered to Company only and may not be assigned by the Company to any other person or entity with which Company merges or which acquires the Company or substantially all of its assets. In the event of said merger or acquisition, all compensation to Consultant herein under the schedules set forth herein shall remain due and payable, and any compensation received by the Consultant may be retained in the entirety by Consultant, all without any reduction or pro-rating and shall be considered and remain fully paid and non-assessable. Company shall assure that in the event of any merger, acquisition, or similar change of form of entity that its successor entity shall agree to complete all obligations to Consultant, including the provision and transfer of all compensation herein, and the preservation of the value thereof consistent with the rights granted to Consultant by the Company herein, and to Shareholders.

8)	Indemnification of Consultant and Consultant's Employees and Agents by the Company. The Company hereby agrees to indemnify and hold Consultant and Consultant's employees and agents (the "Indemnified Parties") harmless against (i) any and all liabilities, obligations, losses, damages, claims, actions, asserted against any one or more of the Indemnified Parties, based upon, resulting from or arising out of any misstatement or omission of material fact contained in one or more of the statements, representations, press releases, announcements, reports, or filings made or prepared by the Company or its agents and (ii) any cost or expense (including reasonable attorneys' fees and court costs) incurred by the Indemnified Parties or any of them in connection with the foregoing (including, without limitation, any cost or expense incurred by the Indemnified Parties in enforcing their rights pursuant to this Section 9). No demand or claim for indemnification under this Section 9 may be made after 11:59 p.m., East Coast Standard Time (EST), on the date five (5) years following the last date at which services were rendered to the Company under this Agreement or any extension thereof.

Obligation for Compliance with Securities Laws. The Parties agree that the Company shall assume and remain at all times responsible for all information, statements, and documents released or provided to Consultant and for compliance with Regulation FD or any other provisions of the Securities Exchange Act of 1934 (the "1934 Act Obligations").

9)	Arbitration. Any dispute or claim arising to or in any way related to this Agreement shall be settled by arbitration in the State of New York. All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA"). AAA shall designate an arbitrator from an approved list of arbitrators following both parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party. Each party shall pay its own expenses associated with such arbitration. A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event, shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations. The decision of the arbitrators shall be rendered within 60 days of submission of any claim or dispute, shall be in writing and mailed to all the parties included in the arbitration. The decision of the arbitrator shall be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

Consulting Agreement I Impact IR Inc. 154 West 40th Street, New York, NY 10018

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10)	Attorney's Fees. In the event of a dispute between the parties concerning the enforcement or interpretation of this Agreement, the prevailing party in such dispute, whether by legal proceedings or otherwise, shall be reimbursed immediately for the reasonably incurred attorneys' fees and other costs and expenses by the other Parties to the dispute.

11)	Power to Bind. A responsible officer of the Company has read and understands the contents of this Agreement and is empowered and duly authorized on behalf of the Company to execute it.

12)	Confidentiality. The parties hereto agree that the terms of this Agreement and all documents constituting parts of this transaction shall be kept strictly confidential except to the extent necessary to protect the rights of the parties hereto or to satisfy the Company's obligations under the Securities Exchange Act of 1934 and the rules adopted by the Securities and Exchange Commission hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

Kisses from Italy Inc.	IMPACT IR INC.

By: /s/ Claudio Ferri	By: /s/ Dahe Zhang
Claudio Ferri, Chief Executive Officer	Dahe Zhang
80 SW 8th Street, Suite 2000	54 West 40th Street
Miami, FL 33130	New York 10018
United States	United States

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